Exhibit 4.12

AMENDMENT TO COMMON SHARE WARRANTS

This AMENDMENT TO COMMON SHARE WARRANTS (this “Amendment”) is entered into as of September 17, 2023, by and between bioAffinity Technologies, Inc., a Delaware corporation (the “Company”), and [ ] (the “Holder”).

WHEREAS, the Holder is the holder of the following Common Share Purchase Warrants (each, a “Warrant” and together the “Warrants”): (1) a Warrant issued on December 2, 2021 to purchase [  ] shares of the Company’s common stock, par value $0.007 per share (the “Common Stock”);

WHEREAS, pursuant to Section 8.1 of the Warrants, the Warrants may be modified or amended with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Warrants as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1. The first sentence of Section 1 is hereby amended by adding the definition of “Issuance Date” such that the end of the first sentence in Section 1 shall read: “have been issued this Purchase Warrant on ________ (the “Issuance Date”)” with the blank to be replaced by the date that was used to define the term “Commencement Date” in such Warrant.

2. The second sentence of Section 1 is hereby amended by deleting the definition of “Commencement Date” and the date defined as such and replacing such date and definition with the following:

and after the date on which the amendment to the Company’s Amended and Restated Certificate of Incorporation is filed with and accepted by the Secretary of State of the State of Delaware which increases the number of shares of the Company’s authorized common stock to allow for full sufficient authorized and unissued shares of common stock for the full exercise of this Purchase Warrant and all outstanding warrants and the issuance of all of the shares of common stock underlying such warrants (the “Share Increase Date”),

3. The reference to “Commencement Date” in Section 5.1.4 shall be deleted and replaced with “Issuance Date.”

4. The first sentence of Section 6 is hereby amended and restated in its entirety as follows:

6. Reservation and Listing. From and after the Share Increase Date, the Company shall at all times reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of the Purchase Warrants, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof.

5. The following new Section 8.7 is added to the Warrants:

8.7 The Holder acknowledges and agrees that the Company currently does not have sufficiently authorized and unissued and otherwise unreserved common stock for the purpose of issuing all of the Shares upon the exercise of this Purchase Warrant and will not exercise this Purchase Warrant for Shares to the extent the shares of common stock issuable upon exercise of this Purchase Warrant will be in excess of the Company’s available authorized and unissued and unreserved common stock. The Company shall no later than at its next annual meeting of stockholders submit to its stockholders a proposal for the approval of an increase in the number of authorized shares of common stock in an amount not less than the maximum amount of Shares issuable upon exercise of this Purchase Warrant and all other outstanding warrants without giving effect to any limitation on exercise set forth herein or therein (the “Stockholder Resolution”). In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of common stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. If, despite the Company’s reasonable best efforts, approval of the Stockholder Resolution is not obtained at such meeting, the Company shall cause an additional stockholder meeting to be held upon request of the Holder but no sooner than ninety (90) calendar days after any meeting until approval of the Stockholder Resolution is obtained.

6. Except as amended by this Amendment, the Warrants remain unaltered and shall remain in full force and effect.

7. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

8. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder.

9. This Agreement shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY:

bioAffinity Technologies, Inc.

By:
Name:	Maria Zannes
Title:	Chief Executive Officer

HOLDER:

SCHEDULE OF WARRANT HOLDERS AND WARRANTS

Name of Holder	Date of Original Warrant*	Number of Shares of Common Stock Issuable Upon Exercise of Warrant	Exercise Price of Warrant
U/W Cranye Girgenti Testamentary TR FBO Scott Girgenti	November 22, 2021	5,952	$5.25
U/W Cranye Girgenti Testamentary TR FBO Scott Girgenti	July 20, 2022	2,380	$5.25
Steven Girgenti	November 22, 2021	5,952	$5.25
Steven Girgenti	November 22, 2021	120,743	$5.25
Steven Girgenti	November 22, 2021	47,619	$5.25
Steven Girgenti	November 22, 2021	47,619	$5.25
Steven Girgenti	December 2, 2021	4,275	$5.25
Steven Girgenti	December 2, 2021	35,714	$5.25
Steven Girgenti	December 2, 2021	11,904	$5.25
Steven Girgenti	December 2, 2021	2,380	$5.25
Steven Girgenti	December 2, 2021	9,523	$5.25
Steven Girgenti	December 9, 2021	23,809	$5.25
Steven Girgenti	July 20, 2022	123,811	$5.25
Steven Girgenti	August 11, 2022	35,714	$5.25
Gary Rubin	November 22, 2021	12,241	$5.25
Gary Rubin	July 20, 2022	4,896	$5.25
The Harvey Sandler Revocable Trust	November 22, 2021	47,619	$5.25
The Harvey Sandler Revocable Trust	November 22, 2021	205,746	$5.25
The Harvey Sandler Revocable Trust	November 22, 2021	73,809	$5.25
The Harvey Sandler Revocable Trust	November 22, 2021	29,761	$5.25
The Harvey Sandler Revocable Trust	November 22, 2021	51,190	$5.25
The Harvey Sandler Revocable Trust	July 20, 2022	163,248	$5.25
Maria Zannes	August 11, 2022	23,571	$5.25
The Joyce Living Trust	November 22, 2021	14,285	$5.25
The Joyce Living Trust	July 20, 2022	5,714	$5.25

* Definition of “Issuance Date” in Warrant, as amended by Agreement